December 23, 2010

Mr. Mark Weinreb
c/o Stem Cell Assurance, Inc.
200 Glades Road, Suite 2
Boca Raton, Florida 33432

Dear Mr. Weinreb:

Reference is made to the Employment Agreement, dated as of October 4, 2010, between Stem Cell Assurance, Inc. (the “Company”) and Mark Weinreb (the “Employee”), as amended (the “Employment Agreement”).

The parties hereby agree that Section 4.4 of the Employment Agreement is null and void and deleted in its entirety and replaced with the following:

“4.4           Effective December 23, 2010, the Company grants the Employee, pursuant to the Company’s 2010 Equity Participation Plan (the Plan”), options for the purchase of Fifty Million (50,000,000) Common Shares of the Company (the “Options”), such Options (a) being exercisable for a period of ten (10) years at an exercise price of $.001 per share, (b) having a cashless exercise feature and (c) to remain exercisable for the entire term notwithstanding any termination of employment with the Company.  In addition, the Company shall grant to the Employee Fifteen Million (15,000,000) Common Shares which shall vest three months from the Commencement Date. The Common Shares underlying the Options and the Common Shares granted to the Employee shall be included in a Company’s registration statement on Form S-8, which the Company will file within 180 days of the Commencement Date.  The Company shall pay any tax liability, on behalf of the Employee, that may result from these grants.  In the event the Board of Directors of the Company, in its sole discretion, determines to grant the Employee additional Common Shares of the Company from time to time, the Company agrees to pay any tax liability, on behalf of the Employee, that may result from such grant.  The Employee shall be eligible to receive annual equity incentive grants or options to purchase shares of the Company’s Common Stock under the Plan or any other plan adopted by the Board.  Such Plan shall be adopted by the Board within ninety (90) days of the Commencement Date and all shares within the Plan shall be registered in a registration statement on Form S-8 which the Company will file within 180 days of the Commencement Date.”

Except as amended hereby, the Employment Agreement shall continue in full force and effect in accordance with its terms.

Very truly yours,
STEM CELL ASSURANCE, INC.

By:	/s/ Richard Proodian
Richard Proodian
Chief Financial Officer

Agreed:

/s/ Mark Weinreb
Mark Weinreb